Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this
“Agreement”) is entered into by and between Piedmont Lithium Inc., a Delaware corporation (the “Company”), and Austin D. Devaney (“Employee ). Employee and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company are parties to that certain executive employment agreement dated December 8, 2022 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company is voluntarily terminated for Good
Reason (as defined in the Employment Agreement) effective as of March 31, 2024 (the “Separation Date”);

WHEREAS, the Company wishes to provide Employee with certain separation benefits, which are conditioned upon Employee’s execution, delivery and non-revocation of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company and the other Company Parties (as defined below), including any claims that Employee has or may have arising from or relating to Employee’s employment, or the end of Employee’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby agree as follows:

1.            Separation from Employment.

(a)          Employee’s employment with the Company terminated effective as of the Separation Date.

As of the Separation Date, Employee will no longer be employed by the Company or any other Company Party, and Employee will be deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Employee serves as the designee or other representative of the Company or any of its affiliates.

(b)          Subject to Section 2 below, Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Employee has been owed by each Company Party. Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Company Party.

2.           Separation Payments and Benefits. Provided that Employee: (x) executes this Agreement and returns an executed copy of this Agreement to the Company so that it is received by Bruce Czachor, EVP and Chief Legal Officer (email: bczachor@piedmontlithium.com) no later than 5:00 pm ET on May 6, 2024; (y) does not revoke Employee's acceptance of this Agreement pursuant to Section 8; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including under Section 5), Employee shall be provided with the following separation payments and benefits:

(a)         The Company shall pay to Employee a lump sum payment of $400,000 (the “Severance Payment”), representing 12 months of Employee’s base salary, which Severance Payment shall be paid as soon as administratively practicable following the expiration of the Release Revocation Period (as defined in Section 8 below) and no later than 60 days following the Separation Date;

(b)          Employee’s deferred bonus for 2023 will be paid as previously agreed in the 2023 Bonus Letter, attached as Schedule I;

(c)           Subject to Employees timely election of coverage under COBRA (as defined in the
Employment Agreement), the Company shall directly pay or reimburse Employee for the premiums for Employee and Employee’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 12-month anniversary of the Separation Date and (B) the date Employee and Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); and

(d)          All of the equity awards granted to Employee that are outstanding and unvested as of the Separation Date shall become fully vested as of the Separation Date, with any performance-based awards deemed vested based upon the target level of performance.

Employee acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Employee is eligible to receive as severance pay and benefits from the Company or any other Company Party, pursuant to the Employment Agreement or otherwise.

3.           Release of Liability for Claims.

(a)        For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Employee knowingly and voluntarily (for Employee, Employee’s family, and Employee’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s ownership of any interest in any Company Party, Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Employee executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of
1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the Equal Employment Practices Act, N.C.G.S. § 95-28.1 (which prohibits discrimination against any person possessing sickle cell trait or hemoglobin C trait), N.C.G.S. § 95-28.1A (which prohibits discrimination against persons based on genetic testing or genetic information), N.C.G.S. § 95-28.2 (which prohibits discrimination against persons for lawful use of lawful products during nonworking hours), N.C.G.S. § 130A-148(i) (which prohibits discrimination against any person having AIDS or HIV infection and which further mandates that no test for AIDS virus infection shall be required, performed, or used to determine suitability for continued employment), N.C.G.S. § 9-32 (which prohibits the discharge or demotion of any employee because the employee has been called for jury duty, or is serving as a grand juror or petit juror), and N.C.G.S. §§ 127A201 to 127A-203 (which provides members of the North Carolina National Guard or the National Guard of another state with certain reemployment rights outlined therein and which further prohibits discrimination and acts of reprisal against persons who serve in the National Guard); (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Employment Agreement); and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the (“Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for any consideration received by Employee pursuant to Section 2, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES
MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) For the avoidance of doubt, nothing in this Agreement releases Employee’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include

(i) any claim that arises after the date that Employee signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; and (iii) any claim for breach of, or otherwise arising out of, this Agreement. Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Employee from (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith. Nothing herein shall prevent Employee from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Employee has reason to believe is unlawful.

4.          Representations and Warranties Regarding Claims. Employee represents and warrants that, as of the time at which Employee signs this Agreement, Employee has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law). Employee further represents and warrants that Employee has not made any assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.         Reaffirmation of Covenants. Employee acknowledges and agrees that Employee has continuing obligations to the Company and its affiliates pursuant to the Employment Agreement, including obligations relating to proprietary information, confidentiality, non-disparagement, non-competition and non- interference (collectively, the “Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Covenants, and Employee expressly reaffirms Employee’s commitment to abide by, and agrees that she will abide by, the terms of the Covenants.

6.            Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment with the Company, provided, that the Company shall pay all reasonable expenses incurred by Employee in providing such cooperation.

7.            Employee’s Acknowledgements. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)          Employee has been given at least 45 days to review and consider this Agreement. If
Employee signs this Agreement before the expiration of 45 days after Employee’s receipt of this Agreement, Employee has knowingly and voluntarily waived any longer consideration period than the one provided to Employee and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 45-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 45 day period.

(b)         Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled;

(c)          Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and that Employee has had an adequate opportunity to do so prior to executing this Agreement;

(d)        Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will with the full intent of releasing the Company Parties of all claims; Employee acknowledges and agrees that Employee has carefully read this
Agreement; and that Employee understands and agrees to each of the terms of this Agreement;

(e)         The only matters relied upon by Employee in causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(f)           No Company Party has provided any tax or legal advice regarding this Agreement, and
Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof; and

8.         Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period” ). To be effective, such revocation must be in writing signed by Employee and must be delivered personally, by courier or by email (read receipt requested) to the Company so that it is received by Bruce Czachor, EVP and Chief Legal Officer (email: bczachor@piedmontlithium.com) no later than 11:59 pm ET on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, Employee will not receive the payments or benefits set forth in Section 2, and the remainder of this Agreement will remain in full force and effect.

9.          Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.

10.        Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

11.          Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement and the Covenants constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and any Company Party with regard to the subject matter hereof.

12.          Further Assurances. Employee shall, and shall cause Employee’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

13.          Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials or items in any form, except for Company property Employee is retaining in furtherance of his work under any consulting agreement Employee enters into with Company, such property to be returned to Company at the conclusion of any such consulting engagement.

14.         Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties bargain hereunder.

15.         Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words hereof, herein and hereunder and other compounds of the word here shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word including following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as without limitation , but not limited to , or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word or as used herein is not exclusive and is deemed to have the meaning and/or. Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

16.       No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

17.        Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

18.        Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and other guidance issued thereunder (collectively, Section 409A ) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EMPLOYEE

/s/ Austin D. Devaney
Austin D. Devaney
Date: 4/1/2024

PIEDMONT LITHIUM INC.

By:	Keith D. Phillips
Name:	Keith D. Phillips
Title:	Chief Executive Officer
Date:	4/2/2024

SIGNATURE PAGE TO
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

Schedule I

Piedmont Lithium Carolinas, Inc.
42 E Catawba Street Belmont, NC 28012

2023 Bonus Letter

Employee Name: Austin D. Devaney

Title: Chief Commercial Officer

Manager: Keith Phillips

The Piedmont Board of Directors has determined that the Officers achieved 82% of its short-term objectives in 2023.  Therefore, bonuses are being awarded for 2023 performance at 128% of the Bonus Target.

2023 Cash Bonus Earned: $320,000.00

2023 bonus amounts are based on a combination of individual and company performance.  In recognition of your performance in 2023, we are happy to reward you with a bonus in the amount of $320,000.00, which represents 128% of your target amount.  This bonus will be paid out based on the table included below.

				Bonus Earned				Payments in 2024
Name	Title	Salary	Bonus Target as a % of Salary	%	$	Treasury Rate	January 15th	April 15th	July 15th	October 15	Total
Austin Devaney	CCO	$ 400,000	62.5%	128.0%	$ 320,000	5.0%	$ 80,000	$ 81,000	$ 82,000	$ 83,000	$ 326,000

Thank you for your hard work in 2023 and for contributing to Piedmont’s success.  We look forward to another productive and exciting year in 2024!

Employee Signature:	/s/ Austin D. Devaney	Date:	1/29/2024

Manager Signature:	/s/ Keith D. Phillips	Date:	2/1/2024